PRESS RELEASE

DOLLAR TREE REPORTS SECOND-QUARTER SALES
INCREASE 12.5% TO $704.2 MILLION

CHESAPEAKE, Va. – August 5, 2004 – Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s largest $1.00 discount variety store chain, reported total sales for its fiscal second quarter were $704.2 million, a 12.5% increase over last year’s fiscal second quarter sales of $626.0 million. Comparable-store sales for the quarter and the year-to-date periods declined 0.2%.

“In the face of a challenging retail environment, we achieved sales within the low end of our forecasted range,” President and CEO Bob Sasser said. “We continue to add exciting new merchandise, and our supply-chain systems are helping us get the right product to the stores with the highest demand. As the retail environment improves, I am optimistic about sales in the second half of the year.”

For the second quarter, the Company anticipates its pre-tax profit margin to be in the range of 6.8% to 7.0%. With sales at the low end of plan, the Company expects some de-leverage of fixed expenses. In addition, depreciation associated with recent supply-chain investments is expected to pressure second quarter pre-tax profit margin by approximately 30 basis points compared to last year’s second quarter. Second quarter results also will include approximately $1.1 million of lease loss expense associated with exiting the Woodridge, Illinois distribution center; this expense is exclusive to the second quarter.

During the quarter, Dollar Tree celebrated a significant milestone: becoming the first dollar store company with a true national presence. In June, the Company completed the buildout of its national distribution network, with the opening of its state-of-the-art distribution center in Joliet, Illinois. In July, the Company opened its first store in North Dakota, giving Dollar Tree a retail presence in all 48 contiguous states.

For the third quarter, the Company estimates sales to be in the range of $730 million to $750 million, based on square footage growth of approximately 20% and comparable-store sales growth of flat to slightly positive.

For the full year, the Company estimates sales to be in the range of $3.15 billion to $3.20 billion, based on square footage growth of approximately 20% and comparable-store sales growth of flat to slightly positive. The high end of this sales range is expected to result in 14% earnings growth year-over-year.

On Wednesday, August 25, 2004, the Company will release its second-quarter earnings results and host a conference call to discuss those results at 4:45 p.m. EDT. The telephone number for the call is 703-464-5614. A recorded version of the call will be available until midnight Monday, August 30, and may be accessed by dialing 703-925-2533, and the access code is 531705. A webcast of the call is accessible through Dollar Tree’s website, www.DollarTree.com, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Monday, August 30.

Dollar Tree operated 2,612 stores in 48 states as of July 31, 2004. During the second fiscal quarter of 2004, the Company opened 37 stores, closed 4 stores, and expanded or relocated 29 stores. The Company’s retail selling square footage totaled approximately 18.7 million at July 31, 2004, a 19% increase compared to a year ago. The Company also operates a coast-to-coast logistics network of nine distribution centers. Dollar Tree is a member of the NASDAQ 100 index.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. For example, our forward-looking statements include statements regarding second-quarter pre-tax profit margin and fixed expense, depreciation and lease loss expense pressures; sales, square footage growth, and comparable-store sales growth for the third quarter and the year; and earnings growth for the year. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed April 13, 2004 and our Quarterly Report on Form 10-Q filed June 10, 2004. Also, carefully review “Risk Factors” in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Adam Bergman, 757-321-5000
www.DollarTree.com